Exhibit 10.20.4

Terence A. Walts

President & Chief Executive Officer

Corporate Offices:  10300 North Central Parkway, Suite 104, Dallas, TX 75231

Atlanta Office:  927 Carter Drive NE, Atlanta, GA 30319-1049

(O) 214.368.0200 (F) 214.368.0332 (Mobile) 678.860.3725

e-mail: twalts@refocus-group.com

June 30, 2004

Verus Support Services Inc.

18 East 50th Street, 10th Floor

New York, NY 10022

Gentlemen:

Reference is made to that certain letter agreement, dated March 6, 2003, relating to the Verus Contingent Subscription (the “Contingent Subscription Agreement”), from Verus Support Services Inc. (“Verus”) to Refocus Group, Inc. (“Refocus”), and those certain related letter agreements, dated June 11, 2003, August 28, 2003 and January 6, 2004.  Defined terms used without definition in this letter will have the meanings set forth for such terms in the Contingent Subscription Agreement. In addition, Verus and Refocus are parties to that certain letter agreement, dated March 6, 2003, relating to the Advisory Engagement (the “Advisory Agreement”) pursuant to which Verus agreed to be appointed as a non-exclusive advisor for and on behalf of Refocus (as successor to Presby Corp).

As set forth in the Contingent Subscription Agreement, Verus agreed to provide, or cause to be provided, the Verus Contingent Subscription in order to ensure that Refocus would receive at least $1.0 million in gross proceeds in the Post-Closing Private Placement by the end of the six-month period following the date of the Contingent Subscription Agreement, which would have been September 6, 2003.  In letter agreements, dated August 28, 2003, December 4, 2003 and January 6, 2004, the parties amended the terms of the Contingent Subscription Agreement to extend the date on which Verus, or its affiliates or assigns, would be required to satisfy the Verus Contingent Subscription from September 6, 2003, to the earlier of (i) June 30, 2004, or (ii) the date upon which Refocus shall secure at least $1.0 million in additional financing from other sources.  The parties now desire to amend the terms of the Contingent Subscription Agreement, and to amend the terms of the Advisory Agreement, as follows:

1.             The date on which Verus, or its affiliates or assigns, would be required to satisfy the Verus Contingent Subscription (as adjusted in paragraph 2 below) is hereby further extended from June 30, 2004, to the earlier of (i) August 31, 2004, or (ii) the date upon which Refocus shall secure an amount of additional financing from sources introduced to Refocus by Verus (excluding Kingsdale Capital Corporation and its affiliates) equal to 1.25 times the amount of the balance of any Verus Contingent Subscription amount (as adjusted in paragraph 2 below); such additional financing shall be on “commercially reasonable terms,” as further defined below, and shall be arranged by Verus for no additional compensation payable to Verus or its affiliated companies (such aggregate extended time period being the “Deferral Period”). For purposes of the foregoing clause (ii), the parties agree that a financing shall be on “commercially reasonable terms” if (A) the offering price of the securities, on a common stock equivalent basis, shall be equal to not less than 85% of the average of the closing sales price of Refocus common stock over the preceding ten trading days (provided, however, that in no event may the offering price be less than approximately $.40 per share of common stock), and involves not more than 100% total warrant coverage and cash commissions to a qualified placement agent not to exceed 13%, and only if Refocus determines in its sole discretion that such a placement agent is necessary, or (B) the Board of Directors of Refocus, in the exercise of its fiduciary duties, otherwise approves the terms of such additional financing.  In addition to the above-referenced financing, in the event of a merger, acquisition, asset or stock purchase, or other business combination resulting in a “change in control” of Refocus, Verus shall be released from its obligation to make the Verus Contingent Subscription.  For purposes of this letter, a “change in control” shall be deemed to occur if any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than a majority of the total voting power of common stock of Refocus.

2.             The amount of the Verus Contingent Subscription has previously been reduced by the following: (a) $25,000, representing the amount previously invested by Wolf Investment in December 2003, which the parties agree was an investor introduced by Verus; (b) $20,000, representing the amount of advisory fees otherwise payable to Verus under the Advisory Agreement through March 6, 2004; (c) $57,100, which represents the amount of advisory fees otherwise payable to Verus under the Advisory Agreement as extended through June 30, 2004; and (d) $13,500, which represents an amount equal to the value of 50,000 vested and exercisable warrants to issue common stock of Refocus, originally issued to Verus, its affiliates, assigns or designees, or investors in the March 2003 private placement (currently evidenced by warrant A-44), that are hereby surrendered by Verus for cancellation by Refocus.  The physical warrant document to be surrendered to Refocus within five business days.  In addition, the Verus Contingent Subscription may be further reduced from time to time by the following:  (x) $15,000 per month from June 30, 2004 through the earlier of (i) August 31, 2004, and (ii) the date that Verus shall have satisfied, or caused to be satisfied, its obligations under paragraph 1 above, representing the amount of advisory fees otherwise payable to Verus under the Advisory Agreement as extended through August 31, 2004, which amount shall be waived by Verus pursuant to paragraph 3 below; (y) an amount equal to the aggregate number of vested and exercisable warrants to issue common stock of Refocus, originally issued to Verus, its affiliates, assigns or designees, or investors in the March 2003 private placement, that are surrendered by Verus for cancellation by Refocus, times twenty-five percent (25%) of the average of the closing sales price of Refocus common stock over the preceding ten trading days; and (z) by forfeiture and surrender of shares of common stock of Refocus originally issued to Verus, its affiliates, assigns or designees, or investors in the March 2003 private placement, the value such shares based on the average of the closing sales price of Refocus common stock over the preceding ten trading days.

3.             Towards the amicable resolution of the Verus Contingent Subscription,  the parties hereby agree that the Advisory Agreement is hereby extended upon the same terms from June 30, 2004 through the earlier of (i) August 31, 2004, and (ii) the date that Verus shall have performed, or caused to be performed, its obligations under paragraph 1 above; provided, however, that the parties hereby agree that the monthly fee otherwise due under the Advisory Agreement for such period shall be waived for each month that the Advisory Agreement remains in effect. The Advisory Agreement and all other terms and conditions of such agreement shall remain valid and effective for all other purposes during the Deferral Period.

This letter agreement is entered into by the parties hereto without waiver of and without prejudice to either party’s rights to assert any claim, right or remedy in respect of the validity of the original Contingent Subscription Agreement, unless otherwise expressly excepted or fulfilled by the terms of this letter agreement, or in respect of the prior satisfaction of, or failure to satisfy, the obligations under the Contingent Subscription Agreement since the original date thereof through the date of this letter. Verus is entering into this letter agreement solely to further assist Refocus in its financing efforts and minimize any costs towards the amicable resolution of the Verus Contingent Subscription.

Please confirm your agreement to the foregoing by signing and returning to us an executed copy of this letter.

Very truly yours,

REFOCUS GROUP, INC.

By:
Name:
Title:

Acknowledged and Agreed to:

VERUS SUPPORT SERVICES, INC.

By:
Name:
Title: